                                                                      Exhibit 99


Wednesday March 15, 8:18 Eastern Time

Company Press Release

Entrust Technologies Acquires

CygnaCom Solutions

PLANO, Texas--(BUSINESS WIRE)--March 14, 2000--ENTRUST(NASDAQ:ENTU - news)

Acquisition of Government Sector Computing Security Provider

Strengthens Entrust's Expertise in the World's Largest IT Market

Entrust Technologies Inc. (NASDAQ:ENTU - news), the global leader in solutions that bring trust to e-business, today announced the acquisition of CygnaCom Solutions for $16 million in cash. This acquisition of CygnaCom provides Entrust Technologies with a significant base of 50 highly skilled computer security and PKI consultants, focused on one of the world's largest IT markets; the U.S. Federal Government. CygnaCom Solutions specializes in Public-Key Infrastructure (PKI) information security consulting for the U.S. Federal government and provides cost effective security evaluation and testing laboratories.

In addition to increasing Entrust's Federal Government service resources, CygnaCom Solutions provides a solid platform to address expanded local and state government initiatives as well as commercial initiatives. Continuing operations as a division of Entrust Technologies, the current CygnaCom Solutions president and industry expert, Santosh Chokhani, will remain as vice-president and general manager, reporting to Hans Downer, senior vice-president of global professional services at Entrust. CygnaCom will become CygnaCom Solutions - An Entrust Technologies Company.

"The leadership of Santosh Chokhani and his CygnaCom team's in-depth understanding of the requirements, policies, and procedures associated with the U.S. Federal Government information technologies procurement is strongly complementary to Entrust Technologies' business focus and knowledge of the unique needs of the government computing sector," said Entrust CEO John Ryan. "CygnaCom provides an additional base of professionals who understand Entrust products and services. We have worked closely with CygnaCom in the past, and appreciate the capabilities they immediately provide for our Federal accounts, and the potential for our commercial accounts."

The acquisition of CygnaCom Solutions builds upon Entrust's collaboration earlier this week with IBM Global Services to provide trusted e-business transactions to customers in more than 160 countries. These two developments further solidify Entrust's market-leading position in delivering independently validated, award-winning PKI solutions to business and government customers, both independently, and through leading professional services organizations worldwide.

CygnaCom is an industry expert in providing security to Federal government entities. The company was recognized by Vice President Gore's Hammer Award in March 1999 for the successful implementation of the FTS2001 electronic bid process that provided paperless solutions for vendors to submit complex proposals electronically, saving taxpayers approximately $1.5 million and 52,000 staff hours. Coupled with the opening of an Entrust Technologies services office in the Washington, D.C. beltway area, the acquisition of CygnaCom highlights the increased focus of Entrust Technologies on providing security solutions and services for the government sector.

"Entrust and CygnaCom share an uncommon understanding of the singular risks that government agencies incur as they pursue their mandates and objectives," said Santosh Chokhani of CygnaCom.

"As a part of Entrust Technologies, CygnaCom will continue to provide the highest caliber solutions and services to our customers and lend our distinct expertise to the Entrust network of consultants, building on Entrust's existing strength in this marketplace.

We are excited to now be an Entrust Technologies company."

About CygnaCom Solutions

CygnaCom Solutions is a high technology firm that delivers state-of-the-art information technology products and services. CygnaCom has expertise in PKI, cryptographic technologies, security engineering, systems integration and development, the FIPS 140-1 Standard, the Trusted Computer Systems Evaluation Criteria (TCSEC) and the Common Criteria (CC). CygnaCom delivers a full spectrum of consultant, engineering and integration services to enable customers to implement enterprise integrated security solutions. Learn more about CygnaCom Solutions by connecting to its home page at http://www.cygnacom.com

About Entrust Technologies

Entrust Technologies Inc. is the global leader in providing products and services that allow e-businesses to manage trusted, secure electronic transactions and communications over today's advanced networks, including the Internet, extranets and intranets. Since 1994, Entrust Technologies has been providing award-winning solutions to global enterprises, government entities, small to mid-sized businesses and individuals.

Over four million Entrust Technologies users have been licensed with digital certificates to date. Entrust Technologies Inc. is headquartered in Plano, Texas with offices in Canada, the United States, the United Kingdom, Switzerland, Germany and Japan. For additional company information please visit www.entrust.com.

Entrust is a registered trademark of Entrust Technologies Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Technologies Limited. All Entrust product names are trademarks of Entrust Technologies. All other company and product names are trademarks or registered trademarks of their respective owners.

Contact:

Entrust Technologies, Plano
Carrie Bendzsa, 613/247-3455
E-mail: carrie.bendzsa@entrust.com
Website: www.entrust.com

or

Fleishman-Hillard
Thomas Morelli, 415/348-2609
E-mail: morellit@fleishman.com